SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549
                               SCHEDULE 13G

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT N0. )

                               Fund.com Inc.
                             (Name of Issuer)

                              Common Stock
                       (Title of Class of Securities)

                               360769301
                             (CUSIP Number)


                           December 31, 2013
          (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
	|X| Rule 13d-1(b)
	|_| Rule 13d-1(c)
	|_| Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

CUSIP No. 360769301

1.) Name Of Reporting Persons:

	BE Capital Management Fund LP
	BE Capital Partners LLC GEN PTR
	Thomas Braziel, Managing Partner
	David Earls, Managing Partner

	S.S. or I.R.S. Identification No. of Above Persons (Entities Only):

	BE Capital Management Fund LP: 45-5590835
	BE Capital Partners LLC GEN PTR: 32-0381195

2.) Check The Appropriate Box If A Member Of A Group (See Instructions):

	(a) |_|
	(b) |_|

3.) SEC Use Only:

4.) Citizenship Or Place Of Organization:

	BE Capital Management LP is a Delaware limited partnership
	BE Capital Partners LLC is a Delaware limited liability company Thomas Braziel is a United States citizen
	David Earls is a United States citizen


Number of Shares Beneficially Owned By Each Reporting Person:

5.) Sole Voting Power:

	Thomas Braziel - 94,640

6.) Shared Voting Power:

	BE Capital Management Fund LP - 94,640
	BE Capital Partners LLC GEN PTR - 94,640
	Thomas Braziel, Managing Partner - 94,640
	David Earls, Managing Partner - 94,640

7.) Sole Dispositive Power:

	N/A

8.) Shared Dispositive Power:

	BE Capital Management Fund LP - 94,640
	BE Capital Partners LLC GEN PTR - 94,640
	Thomas Braziel, Managing Partner - 94,640
	David Earls, Managing Partner - 94,640

9.) Aggregate Amount Beneficially Owned By Each Reporting Person

	BE Capital Management Fund LP - 94,640
	BE Capital Partners LLC GEN PTR - 94,640
	Thomas Braziel, Managing Partner - 94,640
	David Earls, Managing Partner - 94,640

10.) Check If The Aggregate Amount In Row(9) Excludes Certain Shares[ ]

11.) Percent Of Class Represented By Amount In Row 9:

	BE Capital Management Fund LP - 10.91%
	BE Capital Partners LLC GEN PTR - 10.91%
	Thomas Braziel, Managing Partner - 10.91%
	David Earls, Managing Partner - 10.91%

12.) Type Of Reporting Person (See Instructions):

	BE Capital Management Fund LP - PN
	BE Capital Partners LLC GEN PTR - OO
	Thomas Braziel, Managing Partner - IN
	David Earls, Managing Partner - IN

Item 1:

(a.) Name of Issuer:

	Fund.com Inc.

(b) Address of Issuer's Principal Executive Offices:

	767 Third Avenue, 25th Floor, New York, New York 10017

Item 2:

(a) Name of Person Filing:

	BE Capital Management Fund LP
	BE Capital Partners LLC GEN PTR
	Thomas Braziel, Managing Partner
	David Earls, Managing Partner

(b) Address of Principal Business Office or, if None, Residence:

	733 3rd Avenue
	15th Floor
	New York, NY 10017

(c) Citizenship:

	United States

(d) Title of Class of Securities:

	Common Shares

(e) CUSIP Number:

	360769301

Item 3: If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)|_|Broker or dealer registered under Section 15 of the Act.
	(b)|_|Bank as defined in Section 3(a)(6) of the Act.
	(c)|_|Insurance company as defined in Section 3(a)(19) of the Act.
	(d)|_|Investment company registered under Section 8 of the Investment
	      Company Act.
	(e)|X|An investment adviser in accordance with Rule 13d-1(b)(1) (ii)(E);
	(f)|_|An employee benefit plan or endowment fund in accordance with Rule
	      13d-1(b)(1)(ii)(F);
	(g)|_|A parent holding company, in accordance with Rule 13d-1(b)(ii)(G);
	(h)|_|A savings association as defined in Section 3(b) of the Federal
	      Deposit Insurance Act;
	(i)|_|A church plan that is excluded from the definition of an investment
	      company under section 3(c)(14) of the Investment Company Act of 1940;
	(j)|_|Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership: Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

(a) Amount beneficially owned:

	94,640 shares

(b) Percent of Class:

	10.91%

(c)Number of shares as to which such person has:

	(i) Sole power to vote or to direct the vote:

	N/A

	(ii) Shared power to vote or to direct the vote:

	BE Capital Management Fund LP - 94,640
	BE Capital Partners LLC GEN PTR - 94,640
	Thomas Braziel, Managing Partner - 94,640
	David Earls, Managing Partner - 94,640

	(iii) Sole power to dispose or to direct the disposition of:

	N/A

	(iv)Shared power to dispose or to direct the disposition of:

	BE Capital Management Fund LP - 94,640
	BE Capital Partners LLC GEN PTR - 94,640
	Thomas Braziel, Managing Partner - 94,640
	David Earls, Managing Partner - 94,640

Item 5.

Ownership of Five Percent or Less of a Class:

If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.

Ownership of More than Five Percent on Behalf of Another Person:

	Not applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

	Not applicable

Item 8.

Identification and Classification of Members of the Group:

	Not applicable

Item 9.

Notice of Dissolution of Group:

	Not applicable

Item 10.

Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 15, 2014
(Date)

/s/ Thomas Braziel
(Signature)

Name: Thomas Braziel
Title: Managing Partner of BE Capital Partners LLC

/s/ David Earls
(Signature)

Name: David Earls
Title: Managing Partner of BE Capital Partners LLC